Exhibit 10.1

CREDIT AGREEMENT

dated as of

March 1, 2017

among

MAM SOFTWARE GROUP, INC.

and

UNIVEST BANK AND TRUST CO.

i

ii

SCHEDULES:

Schedule 3.05 – Properties

Schedule 3.06 – Disclosed Matters

Schedule 3.12 – Material Agreements

Schedule 3.14 – Insurance

Schedule 3.15 – Capitalization and Subsidiaries

Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.04 – Existing Investments

Schedule 6.10 – Existing Restrictions

EXHIBITS:

Exhibit A – Request for Advance

Exhibit B – Opinion of Counsel for the Loan Parties

Exhibit C – Borrowing Base Certificate

Exhibit D – Compliance Certificate

Exhibit E – Joinder Agreement

iii

CREDIT AGREEMENT dated as of March 1, 2017 (as it may be amended or modified from time to time, this “Agreement”), among MAM SOFTWARE GROUP, INC., a Delaware corporation, as Borrower, the other Loan Parties party hereto, and UNIVEST BANK AND TRUST CO., as Lender.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account” has the meaning assigned to such term in the Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Adjusted LIBOR Rate” means, with respect to any LIBOR Rate Borrowing for any Interest Period or for any UBTCFR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Rate” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Revolving Commitment UBTCFR Spread”, “Revolving Commitment LIBOR Rate Spread”, “Term Loan UBTCFR Spread”, “Term Loan LIBOR Rate Spread” or “Commitment Fee Rate”, as the case may be, based upon the Borrower’s Total Leverage Ratio as of the most recent determination date, provided that until the delivery to the Lender, pursuant to Section 5.01, of the Borrower’s consolidated financial information for the Borrower’s first fiscal quarter ending after the Effective Date, the “Applicable Rate” shall be the applicable rates per annum set forth below in Category 3:

Total Leverage Ratio	Revolving Commitment UBTCFR Spread	Revolving Commitment LIBOR Rate Spread	Term Loan UBTCFR Spread	Term Loan LIBOR Rate Spread	Commitment Fee Rate
Category 1 < 1.00 to 1.00	UBTC Floating Rate + 2.75%	LIBOR Rate + 2.75%	UBTC Floating Rate + 2.75%	LIBOR Rate + 2.75%	0.35%
Category 2 < 1.50 to 1.00 but > 1.00 to 1.00	UBTC Floating Rate + 3.00%	LIBOR Rate + 3.00%	UBTC Floating Rate + 3.00%	LIBOR Rate + 3.00%	0.35%
Category 3 > 1.50 to 1.00	UBTC Floating Rate + 3.25%	LIBOR Rate + 3.25%	UBTC Floating Rate + 3.25%	LIBOR Rate + 3.25%	0.35%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Borrower, based upon the Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Lender of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Lender if the Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, the Total Leverage Ratio shall be deemed to be in Category 3 during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

If at any time the Lender reasonably determines that the financial statements upon which the Applicable Rate was determined were incorrect in any material respect (whether based on a restatement, fraud or otherwise), the Borrower shall be required to retroactively pay any additional amount that the Borrower would have been required to pay if such financial statements had been accurate at the time they were delivered.

“Approved Fund” has the meaning assigned to such term in Section 8.04(b).

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Borrowing Base, or (ii) the Revolving Commitment; minus (b) the Revolving Exposure.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitment.

“Banking Services” means each and any of the following bank services provided to any Loan Party or any Subsidiary by the Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) in connection with any of the transactions contemplated by this Agreement and/or any of the other Loan Documents.

“Banking Services Obligations” means any and all obligations of the Loan Parties or their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Lender, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Borrower” means MAM Software Group, Inc., a Delaware corporation.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Rate Loans, as to which a single Interest Period is in effect and (b) the Term Loan.

“Borrowing Base” means, as of the applicable date of determination, for the period (i) from the Closing Date through the first (1st) anniversary of the Closing Date, an advance rate of up to 80% of the Value of Borrower’s Eligible Accounts, plus (a) $500,000, plus (b) the lesser of (1) available cash-on-hand of Borrower maintained with Lender or (2) $250,000, (ii) from the first (1st) anniversary of the Closing Date through and including the end of the fifteenth (15th) month anniversary of the Closing Date, an advance rate of up to 80% of the Value of Borrower’s Eligible Accounts, plus $500,000 and (iii) on or after the fifteenth (15th) month anniversary of the Closing Date, an advance rate of up to 80% of the Value of Borrower’s Eligible Accounts.

“Borrowing Base Certificate” means the borrowing base certificate prepared by Borrower and submitted to Lender in the form of Exhibit C attached hereto.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.10.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Philadelphia, PA are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in London.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group; or (d) the Borrower shall cease to own, free and clear of all Liens or other encumbrances, at least 100% of the outstanding voting Equity Interests of Guarantor and the UK Subsidiary on a fully diluted basis. Notwithstanding the foregoing, any acquisition of more than 50% by Wynnefield Capital shall constitute a Change in Control for purposes of this definition.

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by the Lender (or, for purposes of Section 2.13(b), by any lending office of the Lender or by the Lender’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented. In this regard, each of the parties acknowledges and agrees that it is unaware of any pending Change in Law of the Effective Date.

“Charges” has the meaning assigned to such term in Section 8.16.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or a Term Loan, and (b) any Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Commitment.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or intended to be, subject to a security interest or Lien in favor of the Lender, on behalf of the Secured Parties, to secure the Secured Obligations.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by any Loan Party or any Subsidiary and delivered to the Lender.

“Commitment” means the sum of the Revolving Commitment and Term Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.

“Document” has the meaning assigned to such term in the Security Agreement.

“dollars” or “$” refers to lawful money of the U.S.

“EBITDA” means, for any period, net income (or loss) for such period plus (a) without duplication and to the extent deducted in determining net income (or loss) for such period, the sum of (i) interest expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary charges for such period and (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in net income (or loss) in a prior period, minus (b) without duplication and to the extent included in net income (or loss), any extraordinary gains and any non-cash items of income for such period, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Accounts” means Accounts owed to Borrower in which Lender has a prior, perfected first priority lien, which have been due no more than ninety (90) days from the original invoice date, are not subject to offsets, deductions, counterclaim, discount, credit, charge back, freight claim, allowance or adjustment, and which are and at all times continue to be acceptable to Lender in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Lender in its discretion. Eligible Accounts shall not include:

(a)     Accounts which are evidenced by a note, chattel paper or instrument, unless Lender has a valid perfected first priority security interest in such note, chattel paper or instrument;

(b)     Accounts which are evidenced by judgments;

(c)     Accounts with respect to which the Borrower does not have absolute title;

(d)     any Account which is subject to an unresolved dispute with the Account Debtor;

(e)     Accounts with respect to which the Account Debtors are not Solvent or are subject to a bankruptcy or similar proceeding;

(f)     Accounts with respect to which the Account Debtor is another Loan Party, an Affiliate of any Loan Party or an Affiliate of any member, officer or director of any Loan Party;

(g)     Accounts arising with respect to goods which have not been shipped or services not performed, conditional sales, sale on approval, sales subject to repurchase or return, consignment sales, or similar transactions in which the sale to or the obligation of the Account Debtor to pay is contingent;

(h)     non-trade receivables;

(i)     contra-accounts;

(j)     Accounts subject to the Assignment of Claims Act of 1940, as amended from time to time, or any applicable law now or hereafter existing similar in effect thereto, or to any other prohibition (under applicable law, by contract or otherwise) against its assignment or requiring notice of or consent to such assignment, unless all such required notices have been given, all such required consents have been received and all other procedures have been complied with that such receivable shall have been duly and validly assigned to Lender, in form and content satisfactory to Lender;

(k)     Accounts which are not subject to a valid and perfected first priority security interest in favor of Lender;

(l)     finance charges;

(m)     lease receivables;

(n)     Accounts owed by a Person if fifty percent (50%) or more of such Person’s Accounts owed to Borrower have been due more than ninety (90) days past the original invoice date or would be deemed ineligible as a result of subsections (a) or (b) above;

(o)     Accounts subject to a Lien in favor of any Person (other than Lender);

(p)     Accounts concentrated in individual Account Debtors which exceed 10% of all then Eligible Accounts;

(q)     an Account not evidenced by an invoice;

(r)     Accounts with respect to which the Borrower is in breach of any express or implied representation or warranty with respect to the goods or services the sale of which gave rise to such Account or in breach of any representation or warranty, covenant or other agreement contained in the Loan Documents with respect to such Account;

(s)     Accounts arising with respect to bill-and-hold sales, unless the Borrower has received and delivered to Lender a bill-and-hold agreement in form and content acceptable to Lender;

(t)     Accounts with respect to which the Account Debtor is located outside the United States or which are payable in a currency other than U.S. Dollars, unless payment of such Accounts is fully secured by a letter of credit in form and content and issued by a commercial bank reasonably acceptable to Lender; and

(u)     Accounts with respect to which the Account Debtor is determined by Lender in its discretion to be ineligible for any other reason.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning assigned to such term in the Security Agreement.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan or Commitment or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender acquired the applicable interest in such Loan or Commitment or to the Lender immediately before it changed its lending office and (c) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financial Statements” has the meaning assigned to such term in Section 5.01.

“Fixed Charges” means, for any period, without duplication, the sum of current maturities of long term debt plus cash interest expense, plus cash income taxes plus Dividends.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) EBITDA plus non-cash compensation minus the unfinanced portion of Capital Expenditures (excluding capitalized software development) to (b) Fixed Charges, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Fixtures” has the meaning assigned to such term in the Security Agreement.

“Funding Account” has the meaning assigned to such term in Section 4.01(h).

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 9.01.

“Guarantors” means all Loan Guarantors and all non-Loan Parties who have delivered an Obligation Guaranty, and the term “Guarantor” means each or any one of them individually.

“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.

“IFRS” means the body of pronouncements issued by the International Accounting Standards Board (“IASB”), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee and adapted for use in the European Union.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBOR Rate”.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and operating lease obligations), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out, (l) any other Off-Balance Sheet Liability, and (m) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes, that are, in each case, the responsibility of a Loan Party under Applicable Law.

“Indemnitee” has the meaning assigned to such term in Section 8.03(b).

“Information” has the meaning assigned to such term in Section 8.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any UBTCFR Loan, the first Business Day of each calendar month and the Revolving Credit Maturity Date or the Term Maturity Date, as applicable, and (b) with respect to any LIBOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Revolving Credit Maturity Date or the Term Maturity Date.

“Interest Period” means with respect to any LIBOR Rate Borrowing, the period commencing on the date of such LIBOR Rate Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter, in the case of a Revolving Borrowing, shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded upward to four decimal places) determined by the Lender (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit E.

“Lender” means Univest Bank and Trust Co., its successors and assigns.

“LIBOR Rate” means, with respect to any LIBOR Rate Borrowing for any applicable Interest Period, the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Lender from time to time in its reasonable discretion (the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, (x) if any LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and (y) if the LIBOR Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBOR Rate shall be the Interpolated Rate at such time, subject to Section 2.12 in the event that the Lender shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBOR Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, each promissory note issued pursuant to this Agreement, each Collateral Document, the Loan Guaranty, any Obligation Guaranty, the UK Negative Pledge Agreement and each other agreement, instrument, document and certificate identified in Section 4.01 executed and delivered to, or in favor of, the Lender and including each other pledge, power of attorney, consent, assignment, contract, notice and each other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Loan Party. Loan Guarantor shall not include the UK Subsidiary.

“Loan Guaranty” means Article IX of this Agreement.

“Loan Parties” means, collectively, the Borrower, the Borrower’s Subsidiaries (excluding the UK Subsidiary) and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Loans” means the loans and advances made by the Lender pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Lender’s Liens (on behalf of itself and the other Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Lender under any of the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maximum Rate” has the meaning assigned to such term in Section 8.16.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Lender, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Obligated Party” has the meaning assigned to such term in Section 9.02.

“Obligation Guaranty” means any Guarantee of all or any portion of the Secured Obligations executed and delivered to the Lender for the benefit of the Secured Parties by a guarantor who is not a Loan Party.

“Obligations” “ means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of the Borrower and its Subsidiaries to the Lender or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or other instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Taxes (other than a connection arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document), or sold or assigned an interest in any Loan or any Loan Document.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” means, with respect to the Lender, the Person of which the Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 8.04(c).

“Participant Register” has the meaning assigned to such term in Section 8.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (e) above.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party or any Subsidiary, other than dispositions described in Section 6.05(a); or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party or any Subsidiary; or

(c) the incurrence by any Loan Party or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Lender as its prime rate in effect at its principal offices in Philadelphia, PA. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Projections” has the meaning assigned to such term in Section 5.01(f).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property” means all real property that was, is now or may hereafter be owned, occupied or otherwise controlled by any Loan Party pursuant to any contract of sale, lease or other conveyance of any legal interest in any real property to any Loan Party.

“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(f).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping of any substance into the environment.

“Report” means reports prepared by the Lender or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrower’s assets from information furnished by or on behalf of the Borrower, after the Lender has exercised its rights of inspection pursuant to this Agreement.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Revolving Commitment” means the commitment of the Lender to make Revolving Loans. The initial amount of the Lender’s Revolving Commitment is $2,750,000.00.

“Revolving Credit Maturity Date” means March 1, 2020, (if the same is a Business Day, or if not then the immediately next succeeding Business Day), or any earlier date on which the Revolving Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Revolving Exposure” means, at any time, the sum of the aggregate outstanding principal amount of the Lender’s Revolving Loans.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission of the U.S.

“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Agreement Obligations owing to the Lender or its Affiliates; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Secured Parties” means (a) the Lender, (b) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (c) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (d) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (e) the successors and assigns of each of the foregoing.

“Security Agreement” means (i) that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, between Borrower and the Lender, for the benefit of the Secured Parties, (ii) that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, between Guarantor and the Lender, for the benefit of the Secured Parties and (iii) any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Lender, on behalf of the Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Solvent” means with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature or fall due, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

“Statement” has the meaning assigned to such term in Section 2.16(d).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Lender is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. LIBOR Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person, the payment of which is subordinated to payment of the Secured Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower or of any other Loan Party, as applicable.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or any option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties or their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any Swap Agreement permitted hereunder with the Lender or an Affiliate of the Lender, and (b) any cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction permitted hereunder with the Lender or an Affiliate of the Lender.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means the commitment of the Lender to make the Term Loan, expressed as an amount representing the maximum principal amount of the Term Loan to be made by the Lender. The amount of the Lender’s Term Commitment on the Effective Date is $8,750,000.00.

“Term Loan” means a Loan made pursuant to Section 2.01(b).

“Term Maturity Date” means August 1, 2021.

“Total Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness on such date to (b) EBITDA for the period of four consecutive fiscal quarters ended on or most recently prior to such date.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the UBTC Floating Rate.

“UBTC Floating Rate” means the Prime Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the UBTC Floating Rate due to a change in the Prime Rate shall be effective from and including the effective date of such change in the Prime Rate.

“UBTC”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the UBTC Floating Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the Commonwealth of Pennsylvania or in any other state, the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Negative Pledge Agreement” means that certain Deed of Negative Pledge Agreement by and among Borrower, UK Subsidiary and Lender.

“UK Subsidiary” means MAM Software, LTD.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (ii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S.” means the United States of America.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Value” means with respect to Eligible Accounts, the undisputed unpaid amount of such Eligible Account.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Rate Loan”) or by Class and Type (e.g., a “LIBOR Rate Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Rate Borrowing”) or by Class and Type (e.g., a “LIBOR Rate Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof the Borrower migrates to IFRS or there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of such migration to IFRS or change in GAAP or in the application thereof (or if the Lender notifies the Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such migration to IFRS or change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such migration or change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, the Lender agrees to make:

(a) Revolving Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the Revolving Exposure exceeding the lesser of (i) the Borrowing Base, or (ii) the Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b) A Term Loan in dollars to the Borrower, on the Effective Date, in a principal amount not to exceed the Lender’s Term Commitment. Amounts prepaid or repaid in respect of Term Loan may not be reborrowed.

Availability for Revolving Loans will be determined by Lender based upon information received by Lender and upon the most recent Borrowing Base Certificate required under Section 5.01, accompanied by the collateral and back-up information required under such Section.

SECTION 2.02.      Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type.

(b) Subject to Section 2.12, each Revolving Borrowing shall be comprised entirely of UBTCFR Loans or LIBOR Rate Loans as the Borrower may request in accordance herewith, provided that all Revolving Borrowings made on the Effective Date must be made as UBTCFR Borrowings but may be converted into LIBOR Rate Borrowings in accordance with Section 2.06. The Lender at its option may make any LIBOR Rate Loan by causing any domestic or foreign branch or Affiliate of the Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.12, 2.13, 2.14 and 2.15 shall apply to such Affiliate to the same extent as to the Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any LIBOR Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $50,000.00 and not less than $100,000.00. UBTCFR Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) LIBOR Rate Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date or the Term Maturity Date, as applicable.

(e) The Term Loan Borrowing shall be comprised entirely of a single LIBOR Rate Loan. Borrower shall not be entitled to convert the Term Loan Borrowing into multiple LIBOR Rate Loans or a UBTCFR Loan.

SECTION 2.03. Borrowing Procedures; Requests for Revolving Borrowings.   To request a Borrowing, the Borrower shall notify the Lender of such request either in writing (delivered by hand or fax) submitted to Lender in a form of Request for Advance in the form of Exhibit A attached hereto and signed by the Borrower or by telephone (a) in the case of a LIBOR Rate Borrowing, not later than 10:00 a.m., Eastern time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of a UBTCFR Borrowing, not later than noon, Eastern time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax to the Lender of a written Borrowing Request in a form approved by the Lender and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i)	the Class of Borrowing, the aggregate amount of the requested Borrowing, and a breakdown of the separate wires comprising such Borrowing;

(ii)	the date of such Borrowing, which shall be a Business Day;

(iii)	whether such Borrowing is to be a UBTCFR Borrowing or a LIBOR Rate Borrowing; and

(iv)	in the case of a LIBOR Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a UBTCFR Borrowing. If no Interest Period is specified with respect to any requested LIBOR Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

SECTION 2.04. [INTENTIONALLY DELETED]

SECTION 2.05. Funding of Borrowings. The Lender shall make each Loan to be made by it hereunder on the proposed date thereof available to the Borrower by promptly crediting the amounts in immediately available funds, to the Funding Account.

SECTION 2.06. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Lender of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax to the Lender of a written Interest Election Request in a form approved by the Lender and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a UBTCFR Borrowing or a LIBOR Rate Borrowing; and

(iv) if the resulting Borrowing is a LIBOR Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a UBTCFR Borrowing. Notwithstanding any contrary provision hereof, if a Default or an Event of Default has occurred and is continuing and the Lender so notifies the Borrower, then, so long as a Default or an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBOR Rate Borrowing and (ii) unless repaid, each LIBOR Rate Borrowing shall be converted to a UBTCFR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07. Termination and Reduction of Commitment.

(a) Unless previously terminated, (i) the Term Commitment shall terminate at 5:00 p.m., Eastern time, on the Effective Date and (ii) the Revolving Commitment shall terminate on the Revolving Credit Maturity Date.

(b) The Borrower may at any time terminate the Revolving Commitment upon (i) the payment in full of all outstanding Revolving Loans with accrued and unpaid interest thereon, (ii) the payment in full of the accrued and unpaid fees and (iii) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

SECTION 2.08. Repayment and Amortization of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay the Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date.

(b) The Borrower hereby unconditionally promises to pay the unpaid Term Loan to the Lender on the first day of the month as set forth below in the aggregate principal amount set forth opposite such date (as adjusted from time to time pursuant to Section 2.09(d) or 2.16(b)):

Date	Amount
Commencing with the fiscal month beginning on April 1, 2017 and continuing for each fiscal month thereafter through and including December 1, 2017	$133,333.33
Commencing with the fiscal month beginning on January 1, 2018 and continuing for each fiscal month thereafter through and including December 1, 2018	$158,333.33
Commencing with the fiscal month beginning on January 1, 2019 and continuing for each fiscal month thereafter.	$175,000.00
Term Maturity Date	The entire unpaid principal amount of the Term Loan

To the extent not previously paid, the unpaid Term Loan shall be paid in full in cash by the Borrower on the Term Maturity Date.

(c) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the Lender resulting from each Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

(d) The Lender shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, if any, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Lender hereunder.

(e) The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) The Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to the Lender a promissory note payable to the order of the Lender (or, if requested by the Lender, to the Lender and its registered assigns) and in a form approved by the Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.09. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section and, if applicable, payment of any break funding expenses under Section 2.14.

(b) In the event and on such occasion that the Revolving Exposure exceeds the Revolving Commitment, the Borrower shall prepay the Revolving Loans.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party or any Subsidiary in respect of any Prepayment Event, the Borrower shall, immediately after such Net Proceeds are received by any Loan Party or Subsidiary, prepay the Obligations as set forth in Section 2.09(d) below in an aggregate amount equal to 100% of such Net Proceeds, provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower shall deliver to the Lender a certificate of a Financial Officer to the effect that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Loan Parties, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate, provided that to the extent of any such Net Proceeds that have not been so applied by the end of such 180-day period, a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so applied.

(d) All prepayments required to be made pursuant to Section 2.09(c) shall be applied, first to prepay the Term Loan as so allocated, and shall be applied to reduce the subsequent scheduled repayments of Term Loan to be made pursuant to Section 2.08 in inverse order of maturity and second to prepay the Revolving Loans without a corresponding reduction in the Revolving Commitment; provided that all prepayments required to be made pursuant to Section 2.09(c) (with respect to Net Proceeds arising from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding, to the extent they arise from casualties or losses to cash or Inventory) shall be applied, first, to prepay the Revolving Loans without a corresponding reduction in the Revolving Commitment and second, to prepay the Term Loan (allocated and applied to subsequent scheduled repayments as set forth above).

(e) The Borrower shall notify the Lender by telephone (confirmed by fax) of any prepayment under this Section: (i) in the case of prepayment of a LIBOR Rate Borrowing, not later than 10:00 a.m., Eastern time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of a UBTCFR Borrowing, not later than 10:00 a.m., Eastern time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitment as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Each partial prepayment of any Revolving Borrowing or Term Loan shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.11 and (ii) break funding payments pursuant to Section 2.14.

SECTION 2.10. Fees.

(a) The Borrower agrees to pay to the Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the undrawn portion of the Revolving Commitment of the Lender during the period from and including the Effective Date to but excluding the date on which the Lender’s Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitment terminates, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to the Lender a closing fee in an aggregate amount equal to $60,000.00. The entire closing fee shall be deemed fully earned by the Lender on the Effective Date.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender. Fees paid shall not be refundable under any circumstances.

SECTION 2.11. Interest.

(a) The Loans comprising each UBTCFR Borrowing shall bear interest at the UBTC Floating Rate plus the Applicable Rate.

(b) The Loans comprising each LIBOR Rate Borrowing shall bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, during the occurrence and continuance of a Default of an Event of Default, the Lender may, at its option, by notice to the Borrower, declare that (i) all Loans shall bear interest at 3% plus the rate otherwise applicable to such Loans (at the rate in effect before any Event of Default occurred or was continuing) as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 3% plus the rate applicable to such fee or other obligation as provided hereunder.

(d) Accrued interest on each Loan (for UBTCFR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitment; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a UBTCFR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable UBTC Floating Rate, Adjusted LIBOR Rate or LIBOR Rate shall be determined by the Lender, and such determination shall be conclusive absent manifest error.

SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Rate Borrowing:

(a) the Lender determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining (including, without limitation, by means of an Interpolated Rate) the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period; or

(b) the Lender determines the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining its Loan included in such Borrowing for such Interest Period;

then the Lender shall give notice thereof to the Borrower by telephone, fax or electronic communication as provided in Section 8.01 as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Rate Borrowing shall be ineffective and any such LIBOR Rate Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto, and (ii) if any Borrowing Request requests a LIBOR Rate Borrowing, such Borrowing shall be made as a UBTCFR Borrowing.

SECTION 2.13. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) in any material respect; or

(ii) impose on the Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by the Lender in any material respect; or

(iii) subject the Lender to any material Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise) in any material respect, then the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) If the Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing in any material respect the rate of return on the Lender’s capital or on the capital of the Lender’s holding company as a consequence of this Agreement, the Commitment of the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c) A certificate of the Lender setting forth in reasonable detail the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.09), (b) the conversion by Borrower of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate the Lender for the loss, reasonable cost and expense attributable to such event. In the case of a LIBOR Rate Loan, such loss, cost or expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such LIBOR Rate Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such LIBOR Rate Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of the Lender setting forth in reasonable detail any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.15. Taxes.

(a) Withholding Taxes; Gross-Up; Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15), the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender, timely reimburse it for, Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.15, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Lender.

(d) Indemnification by the Borrower. Except in the event of any loss due to the Lender’s gross negligence or willful misconduct, the Borrower shall jointly and severally indemnify the Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(e) Treatment of Certain Refunds. If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of the Lender, shall repay to the Lender the amount paid to the Lender (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the Lender be required to pay any amount to any indemnifying party pursuant to this paragraph (e), the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (e) shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Lender or any assignment of rights by, or the replacement of, the Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(g) Defined Terms. For purposes of this Section 2.15, the term “applicable law” includes FATCA.

SECTION 2.16. Payments Generally; Allocation of Proceeds.

(a)     The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Sections 2.13, 2.14 or 2.15, or otherwise) prior to 2:00 p.m., Eastern time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its offices at 16 Harbor Place, P.O. Box 197, Souderton, PA 18964. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars. Notwithstanding the foregoing, the Borrower irrevocably authorizes the Lender to debit all payments required to be made by Borrower hereunder, under the Revolving Loans, the Term Loan or under any of the Loan Documents, on the date due, from any deposit account maintained by Borrower with Lender.

(b)     Any proceeds of Collateral received by the Lender (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.09) or (ii) after an Event of Default has occurred and is continuing and the Lender so elects, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Lender from the Borrower, second, to pay interest then due and payable on the Loans ratably, third, to prepay principal on the Loans and to pay any amounts owing with respect to Swap Agreement Obligations, ratably (with amounts allocated to the Term Loan to reduce the subsequent scheduled repayments of the Term Loan to be made pursuant to Section 2.08 in inverse order of maturity), fourth, to the payment of any amounts owing with respect to Banking Services Obligations, and fifth, to the payment of any other Secured Obligation due to the Lender from the Borrower or any other Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, the Lender shall not apply any payment which it receives to any LIBOR Rate Loan of a Class, except (i) on the expiration date of the Interest Period applicable thereto, or (ii) in the event, and only to the extent, that there are no outstanding UBTCFR Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.14. The Lender shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)     At the election of the Lender, all payments of principal, interest, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 8.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder, whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Lender. The Borrower hereby irrevocably authorizes (i) the Lender to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans, and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03 and (ii) the Lender to charge any deposit account of the Borrower maintained with the Lender for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)     The Lender may from time to time provide the Borrower with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Lender is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrower’s convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrower pays the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrower shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Lender of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Lender’s right to receive payment in full at another time.

SECTION 2.17. Indemnity for Returned Payments. Except in the event of any returned payment claim based on the Lender’s gross negligence or willful misconduct, if after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Lender. The provisions of this Section 2.17 shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.17 shall survive the termination of this Agreement.

ARTICLE III

Representations and Warranties

Except as disclosed in the Disclosure Schedules attached to and made a part of this Agreement, each Loan Party represents and warrants to the Lender that (and where applicable, agrees):

SECTION 3.01. Organization; Powers. Each Loan Party and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required except where failure to so qualify does not have a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any Subsidiary, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any Subsidiary, except Liens created pursuant to the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lender its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended June 30, 2016, reported on by the independent public accountants which prepared the then most recent filings with the Securities and Exchange Commission, and (ii) as of and for the fiscal quarter ended September 30, 2016, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP or IFRS, as applicable, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since June 30, 2016.

SECTION 3.05. Properties.

(a) As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by any Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and, to the knowledge of the Borrower, no default by any party to any such lease or sublease exists. Each of the Loan Parties and each Subsidiary has good and marketable title to, or valid leasehold interests in, all of its real and personal property, free of all Liens other than those permitted by Section 6.02.

(b) Each Loan Party and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 3.05, and the use thereof by each Loan Party and each Subsidiary does not infringe in any material respect upon the rights of any other Person, and each Loan Party’s and each Subsidiary’s rights thereto are not subject to any licensing agreement or similar arrangement.

SECTION 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters set forth on Schedule 3.06) or (ii) that involve any Loan Document or the Transactions.

(b) Except for the Disclosed Matters, (i) no Loan Party or any Subsidiary has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law (B) has become subject to any Environmental Liability, (C) has received notice of any claim with respect to any Environmental Liability or (D) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Subsidiary is in compliance with (i) all Requirements of Law applicable to it or its property and (ii) all indentures, agreements and other instruments binding upon it or its property. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. No Loan Party or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each Loan Party and each Subsidiary has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves. No tax liens have been filed and no claims are being asserted with respect to any such taxes.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

SECTION 3.11. Disclosure. The Loan Parties have disclosed to the Lender all agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the applicable Loan Party’s reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party or any Subsidiary to the Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

SECTION 3.12. Material Agreements. All material agreements and contracts to which any Loan Party or any Subsidiary is a party or is bound as of the date of this Agreement are listed on Schedule 3.12; for purposes of this Section 3.12, the term “material” shall mean agreements providing for the payment of money or the delivery of goods and services having a value of $100,000 or greater. No Loan Party or any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Material Indebtedness.

SECTION 3.13. Solvency. (a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b)     No Loan Party intends to, nor will permit any Subsidiary to, and no Loan Party believes that it or any Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.14. Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Loan Parties believe that the insurance maintained by or on behalf of the Loan Parties and their Subsidiaries is adequate and is customary for companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 3.15. Capitalization and Subsidiaries. Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the Borrower of each Subsidiary, (b) a true and complete listing of each class of each of the Borrower’s authorized Equity Interests, of which all of such issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and (c) the type of entity of the Borrower and each Subsidiary. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

SECTION 3.16. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Lender, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Lender pursuant to any applicable law or agreement and (b) Liens perfected only by possession (including possession of any certificate of title), to the extent the Lender has not obtained or does not maintain possession of such Collateral.

SECTION 3.17. Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary.

SECTION 3.18. Federal Reserve Regulations. No part of the proceeds of any Loan has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.19. Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.08.

SECTION 3.20. No Burdensome Restrictions. No Loan Party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.10.

SECTION 3.21. Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and to the knowledge of such Loan Party its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lender to make Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

(a) Credit Agreement and Loan Documents. The Lender (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Lender (which may include fax or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Lender shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including a written opinion of the Loan Parties’ counsel, addressed to the Lender in substantially the form of Exhibit B (together with any other related opinions separately described herein).

(b) Financial Statements and Projections. The Lender shall have received (i) audited consolidated financial statements of the Borrower for the 2015 and 2016 fiscal years, (ii) unaudited interim consolidated financial statements of Borrower for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lender, reflect any material adverse change in the consolidated financial condition of the Borrower, as reflected in the audited, consolidated financial statements described in clause (i) of this paragraph and (iii) satisfactory Projections through June 30, 2018.

(c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Lender shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of the Borrower, its Financial Officers, and (C) contain appropriate attachments, including the charter, articles or certificate of organization or incorporation of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its bylaws or operating, management or partnership agreement, or other organizational or governing documents, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(d) No Default Certificate. The Lender shall have received a certificate, signed by the chief financial officer of the Borrower and each other Loan Party, dated as of the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in the Loan Documents are true and correct as of such date, and (iii) certifying as to any other factual matters as may be reasonably requested by the Lender.

(e) Fees. The Lender shall have received all fees required to be paid, and all expenses required to be reimbursed for which invoices have been presented (including the reasonable fees and expenses of outside legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Lender on or before the Effective Date.

(f) Lien Searches. The Lender shall have received the results of a recent lien search in the jurisdiction of organization of each Loan Party and each jurisdiction where assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Lender.

(g) Pay-off Letter. If and as applicable, the Lender shall have received satisfactory pay-off letters for all existing Indebtedness required to be repaid and which confirms that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment.

(h) Funding Account. The Lender shall have received a notice setting forth the deposit account of the Borrower (the “Funding Account”) to which the Lender is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(i) Collateral Access and Control Agreements. The Lender shall have received each of (i) a Collateral Access Agreement required to be provided pursuant to Section 4.13 of the Security Agreement and (ii) a deposit account control agreement required to be provided pursuant to Section 4.14 of the Security Agreement.

(j) Solvency. The Lender shall have received a solvency certificate signed by a Financial Officer dated the Effective Date in form and substance reasonably satisfactory to the Lender.

(k) Pledged Equity Interests; Stock Powers; Pledged Notes. The Lender shall have received (i) the certificates representing the Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Lender pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(l) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(m) Swap Agreements. The Borrower shall have entered into Swap Agreements which synthetically fix the amount of interest to be paid by the Borrower on such portion of its Indebtedness as required by Lender.

(n) Insurance. The Lender shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Lender and otherwise in compliance with the terms of Section 5.10 of this Agreement.

(n) Legal Due Diligence. The Lender and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Lender in its sole discretion.

(o) USA PATRIOT Act, Etc. The Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including USA PATRIOT Act, and a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(p) Field Exam. The Lender shall have received the results of a field examination of Borrower’s Accounts in form, content and amount acceptable to Lender.

(q) Other Documents. The Lender shall have received such other documents as the Lender or its counsel may have reasonably requested.

The obligations of the Lender to make Loans shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 8.02) at or prior to 2:00 p.m., Eastern time, on the Effective Date (and, in the event such conditions are not so satisfied or waived, the Commitment shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of the Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct with the same effect as though made on and as of the date of such Borrowing (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date.

(b) At the time of and immediately after giving effect to such Borrowing, as applicable, no Default shall have occurred and be continuing.

(c) No event shall have occurred and no condition shall exist which has or could be reasonably expected to have a Material Adverse Effect.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitment shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lender that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Lender:

(a) within 120 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants selected by the Borrower’s audit committee in accordance with customary guidelines and procedures applicable to publicly traded companies, and as disclosed to Lender, (without a “going concern” or like qualification, commentary or exception, and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants. Notwithstanding the foregoing, if at any time Borrower is no longer a publicly traded company then Lender must approve the selection of Borrower’s independent public accountants;

(b) within 45 days after the end of each of the first three fiscal quarters of the Borrower, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as possible and in any event within 10 days after the end of each calendar month in which the aggregate outstanding principal amount of the Revolving Commitment exceeds $500,000, a Borrowing Base Certificate;

(d) concurrently with any delivery of financial statements under clause (a) or (b) above (collectively or individually, as the context requires, the “Financial Statements”), a certificate of a Financial Officer in substantially the form of Exhibit D (i) certifying, in the case of the Financial Statements delivered under clause (b) above, as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12 and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the Financial Statements accompanying such certificate;

(e) as soon as possible and in any event within 10 days after the end of each calendar month, a detailed aging of Borrower’s accounts;

(f) as soon as available, but in any event no later than the end of, and no earlier than 30 days prior to the end of, each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and cash flow statement) of the Borrower for each month of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Lender;

(g) as soon as possible and in any event within 30 days after the end of each calendar quarter, a detailed listing of all intercompany loans made by the Borrower to any Affiliate during such calendar quarter;

(h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Lender may reasonably request; and

(j) promptly after any request therefor by the Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Lender prompt (but in any event within any time period that may be specified below) written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) receipt of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against any Loan Party or any Subsidiary that (i) seeks damages in excess of $100,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party or any Subsidiary, (v) alleges the violation of, or seeks to impose remedies under any Environmental Law or related Requirement of Law, or seeks to impose Environmental Liability, (vi) asserts liability on the part of any Loan Party or any Subsidiary in excess of $100,000 in respect of any tax, fee, assessment, or other governmental charge, or (vii) involves any product recall;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding $100,000;

(d) within two (2) Business Days after the occurrence thereof, any Loan Party entering into a Swap Agreement or an amendment to a Swap Agreement, together with copies of all agreements evidencing such Swap Agreement or amendment (with a counterparty other than the Lender or a Lender Affiliate); and

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things commercially reasonable and necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

SECTION 5.04. Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by negotiation or by appropriate proceedings, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, however, that each Loan Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

SECTION 5.05. Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain and replace, as applicable, all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06. Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Lender (including employees of the Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Lender), upon reasonable prior notice, to visit and inspect its properties, conduct at the Loan Party’s premises field examinations of the Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and up to two (2) times each fiscal year of Borrower at Lender’s discretion absent the occurrence of an Event of Default. The Loan Parties acknowledge that the Lender, after exercising its rights of inspection, may prepare certain Reports pertaining to the Loan Parties’ assets for internal use by the Lender.

SECTION 5.07. Compliance with Laws and Material Contractual Obligations. Each Loan Party will, and will cause each Subsidiary to, (i) comply with each Requirement of Law applicable to it or its property (including, without limitation, Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08. Use of Proceeds.

(a)     The proceeds of the Loans will be used only to refinance all of the outstanding obligations of Borrower to J.P. Morgan Chase Bank, N.A. and to support general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

(b)     The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09. Accuracy of Information. The Loan Parties will ensure that any information, including financial statements or other documents, furnished to the Lender in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.09; provided that, with respect to the Projections, the Borrower will cause the Projections to be prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 5.10. Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including, without limitation, loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrower will furnish to the Lender information in reasonable detail as to the insurance so maintained.

SECTION 5.12. Casualty and Condemnation. The Borrower (a) will furnish to the Lender prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents

SECTION 5.13. Depository Banks. The Borrower and each domestic Subsidiary will maintain the Lender as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

SECTION 5.14. Additional Collateral; Further Assurances.

(a) Subject to applicable Requirements of Law, each Loan Party will cause each of its Subsidiaries formed or acquired after the date of this Agreement to become a Loan Party by executing a Joinder Agreement. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder (if such Subsidiary is a domestic Subsidiary) and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Lender (if such Subsidiary is a domestic Subsidiary), for the benefit of the Secured Parties, in any property of such Loan Party which constitutes Collateral, including any parcel of real property located in the U.S. owned by any Loan Party.

(b) Each Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its domestic Subsidiaries and (ii) 65% of the issued and outstanding Equity Interests of the UK Subsidiary and each of its other foreign Subsidiaries, (or such greater percentage that, due to a change in applicable law after the date hereof and which will not have a Material Adverse Effect, (1) could not reasonably be expected to cause the undistributed earnings of such foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such foreign Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each foreign Subsidiary directly owned by the Borrower or any domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Lender, for the benefit of the Secured Parties, pursuant to the terms and conditions of the Loan Documents or other security documents as the Lender shall reasonably request.

(c) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Lender such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any Requirement of Law or which the Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

(d) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien under the Security Agreement upon acquisition thereof), the Borrower will (i) notify the Lender and, if requested by the Lender, cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Lender to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

ARTICLE VI

Negative Covenants

Until the Commitment shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full, in each case without any pending draw, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lender that:

SECTION 6.01. Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any other Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Lender;

(d) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by the Borrower or any other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) below; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) together with any Refinance Indebtedness in respect thereof permitted by clause (f) below, shall not exceed $100,000 at any time outstanding;

(f) Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (b) and (e) and (i) and (k) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount or interest rate of the Original Indebtedness in excess of 110% of the then existing principal balance of such Original Indebtedness, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary, (iii) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (iv) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (v) the terms of such Refinance Indebtedness are not less favorable to the obligor thereunder than the original terms of such Original Indebtedness and (vi) if such Original Indebtedness was subordinated in right of payment to the Secured Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to such Original Indebtedness;

(g) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h) Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i) Subordinated Indebtedness in an aggregate principal amount not exceeding $100,000 at any time outstanding;

(j) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (j) together with any Refinance Indebtedness in respect thereof permitted by clause (f) above, shall not exceed $100,000 at any time outstanding;

(k) Existing operating lease obligations (in effect as of the Effective Date), including increases in existing operating lease obligations and new operating lease obligations; provided that the sum of such increases in existing operating lease obligations, plus new operating lease obligations do not exceed, in the aggregate, $500,000 annually; and

(l) other unsecured Indebtedness in an aggregate principal amount not exceeding $100,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness of the Borrower’s Subsidiaries permitted by this clause (k) shall not exceed $100,000 at any time outstanding.

SECTION 6.02. Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e) any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be;

(f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(g) Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06; and

(h) Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary.

SECTION 6.03. Fundamental Changes.

(a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Loan Party (other than the Borrower) may merge into any other Loan Party in a transaction in which the surviving entity is a Loan Party and (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lender; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) No Loan Party will, nor will it permit any Subsidiary to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

(c) No Loan Party will, nor will it permit any Subsidiary to change its fiscal year or any fiscal quarter from the basis in effect on the Effective Date.

(d) No Loan Party will change the accounting basis upon which its financial statements are prepared unless required by GAAP.

(e) No Loan Party will change the tax filing elections it has made under the Code.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, form any subsidiary after the Effective Date, or purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a) Permitted Investments, subject to control agreements in favor of the Lender or otherwise subject to a perfected security interest in favor of the Lender;

(b) investments in existence on the date hereof and described in Schedule 6.04;

(c) investments by the Borrower and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement (subject to the limitations applicable to Equity Interests of a foreign Subsidiary referred to in Section 5.14) and (ii) the aggregate amount of investments by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under Section 6.04(d) and outstanding Guarantees permitted under Section 6.04(e)) shall not exceed $100,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(d) loans or advances (excluding non-cash allocation of costs or expenses among Subsidiaries done in the ordinary course of business) made by any Loan Party to any Subsidiary and made by any Subsidiary to a Loan Party or any other Subsidiary, provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Security Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with outstanding investments permitted under Section 6.04(c) and outstanding Guarantees permitted under Section 6.04(e)) shall not exceed $250,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(e) Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with outstanding investments permitted under clause (ii) to the proviso to Section 6.04(c) and outstanding intercompany loans permitted under clause (ii) to the proviso to Section 6.04(d)) shall not exceed $100,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f) loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $100,000 in the aggregate at any one time outstanding;

(g) notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(h) investments in the form of Swap Agreements permitted by Section 6.07;

(i) investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any Subsidiary (including in connection with a permitted acquisition), so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(j) investments received in connection with the disposition of assets permitted by Section 6.05; and

(k) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”.

SECTION 6.05. Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 6.04), except:

(a) sales, transfers and dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus Equipment or property in the ordinary course of business;

(b) sales, transfers and dispositions of assets to the Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) sales, transfers and dispositions of Accounts (excluding sales or dispositions in a factoring arrangement) in connection with the compromise, settlement or collection thereof;

(d) sales, transfers and dispositions of Permitted Investments and other investments permitted by clauses (i) and (k) of Section 6.04;

(e) Sale and Leaseback Transactions permitted by Section 6.06;

(f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary; and

(g) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (g) shall not exceed $250,000 during any fiscal year of the Borrower;

provided that all sales, transfers, leases and other dispositions permitted under this Section 6.05 (other than those permitted by paragraphs (b), (d) and (f) above) shall be made for fair value and for at least 75% cash consideration.

SECTION 6.06. Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.07. Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any Subsidiary), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness.

(a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, and (iii) the Borrower may make non-cash Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, as long as no Event of Default has occurred and is continuing or would result after giving effect to such payment.

(b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness (except for any Indebtedness to any other Loan Party or the UK Subsidiary incurred in the ordinary course of business and in a manner and on terms consistent with past practices of such Loan Party), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Loan Documents;

(ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under Section 6.01, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01; and

(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05.

SECTION 6.09. Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate, (c) any investment permitted by Sections 6.04(c) or 6.04(d), (d) any Indebtedness permitted under Section 6.01(c), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04(f) or loans or advances between a Loan Party and the UK Subsidiary to the extent made in the ordinary course of business and in a manner and on terms consistent with past practices, (g) the payment of reasonable fees to directors of the Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or its Subsidiaries in the ordinary course of business, (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors.

SECTION 6.10. Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly enter into, incur or permit to exist any material agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or to agree to not create, incur or permit to exist any prohibition or negative pledge of any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.11. Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any material agreement relating to any Subordinated Indebtedness, or (b) its charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents, to the extent any such amendment, modification or waiver would be adverse to the Lender.

SECTION 6.12. Financial Covenants.

(a)     Maximum Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio, on the last day of any fiscal quarter ending during any period beginning December 31, 2016, to be greater than 2.50 to 1.00.

(b)     Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio to be less than 1.25 to 1.00 for the fiscal quarter ending March 31, 2017 and for each fiscal quarter end thereafter.

For the purposes of determining compliance with the Fixed Charge Coverage Ratio covenant, for the fiscal quarter ending March 31, 2017 and for each fiscal quarter end thereafter, numerator and denominator components of such ratio shall be calculated on a rolling four (4) quarter basis for the twelve (12) month period ending as of each applicable fiscal quarter.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made which is not remedied in a manner acceptable to the Lender within thirty (30) days after written notice thereof from the Lender to Borrower;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence) or 5.08 or in Article VI which failure to observe or perform in not remedied in a manner acceptable to Lender within thirty (30) days after written notice thereof from Lender to Borrower;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d)), and such failure shall continue unremedied for a period of (i) 5 days after the notice thereof from the Lender if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.10, 5.11 or 5.13 of this Agreement or (ii) 15 days after the notice thereof from the Lender if such breach relates to terms or provisions of any other Section of this Agreement or of any other Loan Document;

(f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and remains uncured after any applicable cure period has run;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party or any Subsidiary shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally, to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $100,000 shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary to enforce any such judgment or any Loan Party or any Subsidiary shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal and being appropriately contested in good faith by proper proceedings diligently pursued;

(l) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) the Loan Guaranty or any Obligation Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty or any Obligation Guaranty, or any Loan Guarantor shall fail to comply with any of the material terms or provisions of the Loan Guaranty or any Obligation Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty or any Obligation Guaranty to which it is a party, or shall give notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 9.08 or any notice of termination delivered pursuant to the terms of any Obligation Guaranty;

(o) except as permitted by the terms of any Collateral Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, or (ii) any Lien securing any Secured Obligation shall cease to be a perfected, first priority Lien;

(p) any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document;

(q) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(r) any Loan Party is criminally indicted or convicted under any law that may reasonably be expected to lead to a forfeiture of any property of such Loan Party having a fair market value in excess of $50,000;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitment, whereupon the Commitment shall terminate immediately, (ii) accelerate payment of any or all Loans then outstanding, and (iii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Lender may increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Lender under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)	if to any Loan Party, to it in care of the Borrower at:

MAM Software Group, Inc.

Two Valley Square

512 E. Township Line Road, Suite 220

Blue Bell, PA 19422

Attention: Mr. Brian Callahan

With a copy to:

Robinson Brog Leinwand Greene Genovese & Gluck P.C.

875 Third Avenue, 9th Floor

New York, New York 10022

Attention: David E. Danovitch

Fax Number: (212) 956-2164

(ii) if to Univest Bank and Trust Co. at:

Univest Bank and Trust Co.

14 North Main St., P.O. Box 197

Souderton, PA 18964-0197

Attention: Mark W. Torie, SVP

With a copy to:

White and Williams LLP

1650 Market Street

One Liberty Place, Suite 1800

Philadelphia, PA 19103

Attention: Maulin S. Vidwans, Esquire

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by fax shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through electronic communication to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Lender; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Default certificates delivered pursuant to Sections 5.01(d) and 5.01(e) unless otherwise agreed by the Lender. Each of the Lender or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it and provided to the other parties hereto; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c) Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 8.02. Waivers; Amendments.

(a) No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b)     Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Lender and the Loan Party or Loan Parties that are parties thereto.

SECTION 8.03. Expenses; Indemnity; Damage Waiver.

(a) The Loan Parties, jointly and severally, shall pay all (i) reasonable out-of-pocket expenses incurred by the Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lender (whether outside counsel or the allocated costs of its internal legal department), in connection with the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of any counsel for the Lender (whether outside counsel or the allocated costs of its internal legal department), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:

(A)     appraisals and insurance reviews;

(B)     field examinations and the preparation of Reports based on the fees charged by a third party retained by the Lender or the internally allocated fees for each Person employed by the Lender with respect to each field examination;

(C)     background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Lender;

(D)     Taxes, fees and other charges for (i) lien and title searches and title insurance and (ii) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Lender’s Liens;

(E)     sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(F)     forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing fees, costs and expenses may be charged to the Borrower as Revolving Loans or to another deposit account, all as described in Section 2.16(c).

(b) The Loan Parties, jointly and severally, shall indemnify the Lender, and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or Subsidiary, (iv) the failure of a Loan Party to deliver to the Lender the required receipts or other required documentary evidence with respect to a payment made by such Loan Party for Taxes pursuant to Section 2.15, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 8.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this paragraph (c) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(d) All amounts due under this Section shall be payable not later than 30 days after written demand therefor.

SECTION 8.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) The Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Borrower, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender within five (5) Business Days after having received notice thereof, and provided further that no consent of the Borrower shall be required for an assignment to an Affiliate of the Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

For the purposes of this Section 8.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) the Lender (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

(c) The Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged; (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein) to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were the Lender. If the Lender shall sell a participation, it shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that the Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

SECTION 8.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitment has not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and Section 8.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitment or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 8.06. Counterparts; Integration; Effectiveness.

(a)     This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)     Delivery of an executed counterpart of a signature page of this Agreement by fax, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 8.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or time or demand or final) at any time held and other obligations at any time owing by the Lender or any Affiliate to or for the credit or the account of any Loan Party against any of and all the Secured Obligations, irrespective of whether or not the Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.

SECTION 8.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Pennsylvania, but giving effect to federal laws applicable to national banks.

(b) Each Loan Party and the Lender hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. federal or Pennsylvania State court sitting in Philadelphia, PA in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment with respect to which all appeals have been taken or waived in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party and the Lender hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.12. Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) subject to Lender’s and any Affiliate’s compliance with federal securities laws, to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential or a reasonable Person would understand that the Information was confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.13. Nonreliance; Violation of Law. The Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 8.14. USA PATRIOT Act. The Lender is subject to the requirements of the USA PATRIOT Act and hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow the Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 8.15. Disclosure. Each Loan Party hereby acknowledges and agrees that the Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with, any of the Loan Parties and their respective Affiliates.

SECTION 8.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender.

SECTION 8.17. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lender and each of its Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Lender nor any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of the Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Lender nor any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Lender and its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE IX

Loan Guaranty

SECTION 9.01. Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely and unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Lender in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”); provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of the Lender that extended any portion of the Guaranteed Obligations.

SECTION 9.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Lender to sue the Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 9.03. No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Lender or any other Person, whether in connection herewith or in any unrelated transactions.

(b)     The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)     Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 9.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower, any Loan Guarantor or any other Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Lender may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty, except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 9.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Lender.

SECTION 9.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Lender is in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.

SECTION 9.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that the Lender shall not have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 9.08. Termination. The Lender may continue to make loans or extend credit to the Borrower based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lender for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 9.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Lender may have in respect of, any Default or Event of Default that shall exist under Article VII hereof as a result of any such notice of termination.

SECTION 9.09. Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Lender receives the amount it would have received had no such withholding been made.

SECTION 9.10. Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 9.11. Contribution.

(a)     To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and the Commitment has terminated or expired, and this Agreement, the Swap Agreement Obligations and the Banking Services Obligations have terminated, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)     As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)     This Section 9.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 9.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d)     The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e)     The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 9.11 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry, on terms reasonably acceptable to the Lender, of the Commitment and the termination of this Agreement, the Swap Agreement Obligations and the Banking Services Obligations.

SECTION 9.12. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article IX is in addition to and shall be cumulative with all liabilities of each Loan Party to the Lender under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 9.13. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 9.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 9.13 constitute, and this Section 9.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Page Follows]

SIGNATURE PAGE 1 OF 3 TO

CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MAM SOFTWARE GROUP, INC.

By:	/s/
Name:	Brian H. Callahan
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

SIGNATURE PAGE 2 OF 3 TO

CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MAM SOFTWARE, INC.

By:	/s/
Name:	Brian H. Callahan
Title:	Chief Financial Officer

SIGNATURE PAGE 3 OF 3 TO

CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

UNIVEST BANK AND TRUST CO.

By:	/s/
Name:	Mark W. Torie
Title:	Authorized Officer

SCHEDULE 3.05

Properties, etc.

SCHEDULE 3.06

Disclosed Matters

SCHEDULE 3.12

Material Agreements

SCHEDULE 3.14

Insurance

SCHEDULE 3.15

Capitalization and Subsidiaries

SCHEDULE 6.01

Existing Indebtedness

SCHEDULE 6.02

Existing Liens

SCHEDULE 6.04

Existing Investments

SCHEDULE 6.10

Existing Restrictions

EXHIBIT A

FORM OF REQUEST FOR ADVANCE

(See attached)

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EXHIBIT B

OPINION OF COUNSEL FOR THE LOAN PARTIES

[Effective Date]

Univest Bank and Trust Co.

14 North Main St., P.O. Box 197

Souderton, PA 18964-0197

Dear Sirs:

[I/We] have acted as counsel for [                ], a [                ] corporation, (the “Borrower”), in connection with the Credit Agreement dated as of [               ] (the “Credit Agreement”), among the Borrower, the other Loan Parties party thereto, and Univest Bank and Trust Co. Terms defined in the Credit Agreement are used herein with the same meanings.

[I, or individuals under my direction,/We] have examined originals or copies, certified or otherwise identified to [my/our] satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as [I/we] have deemed necessary or advisable for purposes of this opinion.

Upon the basis of the foregoing, [I am/we are] of the opinion that:

1. Each Loan Party (a) is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) [except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect,] is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

2. The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. The Loan Documents have been duly executed and delivered by the Loan Parties and constitute legal, valid and binding obligations of the Loan Parties, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by such Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party.

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4.     There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to [my/our] knowledge, threatened against or affecting any Loan Party (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters) or (b) that involve the Loan Documents or the Transactions.

5.     None of the Loan Parties is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

6.     The Obligations constitute senior indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness.

7.     The making of the Loans and the application of proceeds thereof as provided in the Agreement do not violate Regulation U of the Board of Governors of the Federal Reserve System.

8.     The provisions of the Collateral Documents are sufficient to create in favor of the Lender a security interest in all right, title and interest of each Loan Party in those items and types of collateral described in the Collateral Documents in which a security interest may be created under Article 9 of the UCC as in effect on the date hereof in the State of [             ]. Financing statements on Form UCC-1 have been duly authorized by each Loan Party and have been duly filed in each filing office indicated on Exhibit A hereto under the UCC in effect in each state in which said filing offices are located. The description of the collateral set forth in said financing statements is sufficient to perfect a security interest in the items and types of collateral described therein in which a security interest may be perfected by the filing of a financing statement under the UCC as in effect in such states. Such filings are in proper form for filing and are sufficient to perfect the security interest created by the Collateral Documents in all right, title and interest of the Loan Parties in those items and types of collateral described in the Collateral Documents in which a security interest may be perfected by the filing of a financing statement under the UCC in such states.

9.     Assuming that the Lender has taken and is retaining possession of the stock certificates evidencing any Equity Interests described in the Security Agreement (the “Pledged Stock”), together with properly completed stock powers endorsing the Pledged Stock and executed by the “Grantors” named in the Security Agreement in blank, and that the Lender has taken such Pledged Stock in good faith without notice of any adverse claim within the meaning of the UCC, there has been created under the Security Agreement, and there has been granted to the Lender, a valid and perfected first priority security interest in the Pledged Stock, with the consequence of perfection by control accorded by the UCC.

10.    Assuming that funds are maintained on deposit in Deposit Accounts with [insert names of applicable banks], the [deposit account control agreements / lock box agreements] with such banks are sufficient to create, in favor of the Lender, a perfected security interest in such Deposit Accounts and the funds deposited therein, with the consequences of perfection by control accorded by the UCC.

2

[I am a member/we are members] of the bar of the State of [ ] and the foregoing opinion is limited to the laws of the State of [             ][, the General Corporation Law of the State of Delaware] and the federal laws of the United States of America. [[I/We] note that the Credit Agreement is governed by the laws of the State of ________ and, for purposes of the opinion expressed in paragraph 2 above, [I/we] have assumed that the laws of the State of ________ do not differ from the laws of [             ] in any manner that would render such opinion incorrect.]1 This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person (other than your successors and assigns as Lender and Persons that acquire participations in your Loans) without our prior written consent.

Very truly yours,

1 To be included only when Borrower’s counsel cannot give an opinion regarding the law governing the Credit Agreement.

3

Exhibit A to Opinion of Counsel

UCC Filings

4

EXHIBIT B

FORM OF BORROWING BASE CERTIFICATE

(See attached)

1

EXHIBIT C

COMPLIANCE CERTIFICATE

To:	Univest Bank and Trust Co.

This Compliance Certificate (“Certificate”), for the period ended _______ __, 201_, is furnished pursuant to that certain Credit Agreement dated as of [              ] (as amended, restated, modified, renewed or extended from time to time, the “Agreement”) among [              ] (the “Borrower”), the other Loan Parties, and Univest Bank and Trust Co., as Lender. Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.     I am the                       of the Borrower and I am authorized to deliver this Certificate on behalf of the Borrower and its Subsidiaries in a representative and not an individual capacity;

2.     I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the compliance of the Borrower and its Subsidiaries with the Agreement during the accounting period covered by the attached financial statements (the “Relevant Period”);

3.     The attached financial statements of the Borrower and, as applicable, its Subsidiaries and/or Affiliates for the Relevant Period: (a) have been prepared on an accounting basis (the “Accounting Method”) consistent with the requirements of the Agreement and, except as may have been otherwise expressly agreed to in the Agreement, in accordance with GAAP consistently applied, and (b) to the extent that the attached are not the Borrower’s annual fiscal year end statements, are subject to normal year-end audit adjustments and the absence of footnotes;

4.      The examinations described in paragraph 2 did not disclose and I have no knowledge of, except as set forth below, (a) the existence of any condition or event which constitutes a Default or an Event of Default under the Agreement or any other Loan Document during or at the end of the Relevant Period or as of the date of this Certificate or (b) any change in the Accounting Method or in the application thereof that has occurred since the date of the annual financial statements delivered to the Lender in connection with the closing of the Agreement or subsequently delivered as required in the Agreement;

5.     I hereby certify that, except as set forth below, no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) its principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization without having given the Lender the notice required by Section 6.12 of the Security Agreement;

6.     Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct; and

7.     Schedule II hereto sets forth the computations necessary to determine the Applicable Rate commencing on the Business Day this Certificate is delivered.

Described below are the exceptions, if any, referred to in paragraph 4 hereof by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event or (ii) change in the Accounting Method or the application thereof and the effect of such change on the attached financial statements:

1

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of               ,        .

By:
Name:
Title:

Schedule I to Compliance Certificate

Compliance as of _________, ____ with

Provisions of        and          of the Agreement

3

Schedule II to Compliance Certificate

Borrower’s Applicable Rate Calculation

4

EXHIBIT D

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [              ], is entered into between ________________________________, a _________________ (the “New Subsidiary”) and UNIVEST BANK AND TRUST CO. (the “Lender”) under that certain Credit Agreement dated as of March 1, 2017 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”) among MAM Software Group, Inc. (the “Borrower”), the other Loan Parties party thereto, and the Lender. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Lender, hereby agree as follows:

1.     The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Loan Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Loan Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, *[and]* (b) all of the covenants set forth in Articles V and VI of the Credit Agreement *[and (c) (with respect to any domestic Subsidiary) all of the guaranty obligations set forth in Article IX of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 9.10 and 9.13 of the Credit Agreement and only with respect to domestic Subsidiaries, hereby guarantees, jointly and severally with the other Loan Guarantors, to the Lender, as provided in Article IX of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.]* *[The New Subsidiary has delivered to the Lender an executed Obligation Guaranty.]*

2.     If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Lender in accordance with the Credit Agreement.

3.     The address of the New Subsidiary for purposes of Section 8.01 of the Credit Agreement is as follows:

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4.     The New Subsidiary hereby waives acceptance by the Lender of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5.     This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

6.     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COMMONWEALTH OF PENNSYLVANIA [confirm that choice of law provision parallels the Credit Agreement].

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Lender, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

UNIVEST BANK AND TRUST CO.

By:
Name:
Title: